Exhibit 99.1

NAPCO Announces Second Quarter Fiscal 2021 Results

-Net Sales Increase 5% Over Last Year's Fiscal Second Quarter to a Fiscal Second Quarter Record $27.2 Million-

- Recurring Service Revenues Increase 42% Over Last Year's Fiscal Second Quarter to $8.2 Million With a Gross Margin of 85%-

- Net Income up 38% Over the Fiscal First Quarter -

AMITYVILLE, N.Y., Feb. 8, 2021 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security devices, wireless communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, today announced financial results for its fiscal second quarter ended December 31, 2020.

Financial Highlights:

•	Net sales for the quarter was a second quarter record of $27.2 million as compared to $23.2 million last quarter, representing a 17% increase, and $25.8 million for the same period last year, a 5% increase.
•	Recurring service revenue for the quarter increased 42% to $8.2 million as compared to $5.8 million for the same period last year. Recurring service revenue now has a prospective annual run rate of $33.8 million based on December 2020 recurring revenues.
•	Gross Margin for recurring service revenue for the quarter was 85% as compared to 81% for the same period last year.
•	Net income for the quarter was $3.2 million, as compared to net income of $2.3 million last quarter, representing a 38% increase and net income of $3.6 million for the same period a year ago, a 10% decrease. Earnings per share (diluted) for the quarter was $0.17 as compared to earnings per share of $0.13 last quarter and earnings per share of $0.19 for the same period a year ago.
•	Adjusted EBITDA* for the quarter was $4.2 million as compared to $3.2 million last quarter, representing an increase of 31%, and $4.7 million for the same period a year ago, an 11% decrease. Adjusted EBITDA* per share for the quarter was $0.23 as compared to $0.17 last quarter and $0.25 for the same period a year ago.
•	Cash and cash equivalents were $26.8 million at December 31, 2020 as compared to $18.2 million at June 30, 2020.
•	Cash Provided by Operating Activities for the quarter increased 174% to $5.2 million as compared to $1.9 million last year and for the six months increased 86% to $8.9 million as compared to $4.8 million for the same period last year.

Richard Soloway, Chairman and President, commented, "We are very encouraged by our record Q2 sales of $27.2 million as well as the 38% and 31% sequential increases in net income and Adjusted EBITDA*, respectively. Our recurring service revenues have remained very strong, achieving 42% growth for the second quarter as compared to the same period a year ago and now have a prospective annual run rate of $33.8 million based on December 2020 recurring revenues. Gross margin for recurring service revenue also continued to be very strong, increasing to 85% for the quarter, which compared to 81% for the same period last year. The robust growth in recurring service revenue and the associated gross margin continues to be primarily attributable to the fire alarm business, which has not been significantly affected by COVID-19. The fire alarm business is a "mandated business" which means, to receive a certificate of occupancy for a building, a fire alarm system is mandatory and must always function in compliance with fire codes. Because of the essential nature and high profitability of this sector, the commercial fire alarm business continues to be one of the key areas that we continue to focus our resources on. As the communication paradigm continues to "sunset" away from legacy copper and 3G infrastructure, it continues to create a significant opportunity for our proprietary Starlink radios and alarm systems for both fire and burglary, to generate additional, steady streams of recurring service revenue growth.

Our balance sheet remains very strong with cash increasing to $26.8 million at December 31, 2020 and cash from operations increasing 86% to $8.9 million for the six months ended December 31, 2020.

Before COVID-19, we had 23 consecutive quarters of sales growth and we have now started a new streak . When COVID-19 hit, many dealers experienced limited or no access to buildings and homes to perform commercial or residential security installations. We sell our products primarily through distribution to dealers and we are seeing strong sell-through statistics from several of our largest distributors. Increased sell-through of our products from our distributors to the alarm and locking dealers during the quarter as compared to the same quarter last year, which was pre COVID-19, indicates that security equipment professionals are getting increased access to both commercial and residential installation sites and using more and more of our products.

Our fully integrated technologies for the school security market remain another top priority. The COVID-19 pandemic has caused some delay in spending at certain K-12 schools, colleges, and universities. While we have seen postponements of planned security upgrades, we have not seen a significant number of cancellations. On the positive side, it has also presented extended windows for system installations due to the absence of students and teachers.

We have recently introduced Air Access®, our new cellular, cloud-hosted access control product line which will allow access control integrators and locking professionals to build a recurring revenue business for themselves, just like our burglar and fire alarm dealers do. While still in the very early stages, we expect this product line to provide the Company the opportunity to generate recurring service revenue from each of our divisions: alarms & connectivity, locking and access control."

Mr. Soloway concluded, "As we enter the second half of fiscal 2021, we are well-positioned for the economic recovery we expect to occur. I am proud of our resiliency and ability to execute even during difficult and uncertain times. We remain focused on generating continued strong recurring revenue growth as well as increasing overall gross margins. We will continue our efforts to expand our recurring revenue product offerings into all segments of the Company. Our focus and discipline, paired with strong underlying business fundamentals and market-leading brands, position us well for the balance of fiscal 2021 and beyond."

Financial Results

Net sales for the three months ended December 31, 2020 increased 5% to a second quarter record of $27.2 million, as compared to $25.8 million for the same period one year ago. Net sales for the six months ended December 31, 2020 decreased 3% to $50.4 million, as compared to $52.1 million for the same period one year ago. Research and development costs for the quarter were $1.9 million as compared to $1.8 million for the same quarter a year ago and were 7% of sales for each of the quarters ended December 31, 2020 and 2019. Research and development costs for the six months ended December 31, 2020 were $3.8 million as compared to $3.6 million for the same period a year ago. Selling, general and administrative expenses for the quarter decreased 7% to $5.9 million, or 22% of sales, as compared to $6.3 million, or 24% of sales for the same period last year. Selling, general and administrative expenses for the six months ended December 31, 2020 decreased 4% to $12.0 million, or 24% of sales, as compared to $12.5 million, or 24% of sales for the same period last year. Operating income for the three months ended December 31, 2020 was $3.7 million as compared to $4.0 million for the same period a year ago. Operating income for the six months ended December 31, 2020 was $6.3 million as compared to $7.6 million for the same period a year ago. Net income for the three months ended December 31, 2020 was $3.2 million, or $0.17 per diluted share, as compared to $3.6 million, or $0.19 per share, for the same quarter last year. Net income for the six months ended December 31, 2020 was $5.5 million, or $0.30 per diluted share, as compared to $6.8 million, or $0.37 per share, for the same quarter last year.

Adjusted EBITDA* for the three months ended December 31, 2020 was $4.2 million, or $0.23 per diluted share, as compared to $4.7 million, or $0.25 per diluted share for the same period last year. Adjusted EBITDA* for the six months ended December 31, 2020 was $7.4 million, or $0.40 per diluted share, as compared to $8.7 million, or $0.47 per diluted share for the same period last year.

Balance Sheet Summary

At December 31, 2020, the Company had $26.8 million in cash and cash equivalents as compared to $18.2 million as of June 30, 2020. Working capital (defined as current assets less current liabilities) was $65.8 million at December 31, 2020 as compared with working capital of $61.0 million at June 30, 2020. Current ratio (defined as current assets divided by current liabilities) was 5.9:1 at December 31, 2020 and 4.5:1 at June 30, 2020.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, February 8,2021. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on February 8, 2021 and ending on February 15, 2021 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13716033.

In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; the growth of recurring service revenue and annual run rate; the introduction of new access control and locking products; the opportunities for fire alarm products; and our ability to execute our business strategies.  Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies.  The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

      NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2020 (unaudited)	June 30, 2020
	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$26,796	$18,248
Accounts receivable, net of allowance for doubtful accounts of $196 and $326 at December 31, 2020 and June 30, 2020, respectively, and other reserves	21,223	22,932
Inventories, net	29,383	35,231
Prepaid expenses and other current assets	1,860	2,049
Total Current Assets	79,262	78,460
Inventories - non-current, net	8,653	6,524
Property, plant and equipment, net	7,842	8,088
Intangible assets, net	4,903	5,116
Operating lease asset	7,384	7,395
Other assets	249	255
TOTAL ASSETS	$108,293	$105,838
CURRENT LIABILITIES
Accounts payable	$4,402	$6,547
Accrued expenses	5,273	5,744
Accrued salaries and wages	2,114	2,181
Current portion of long-term debt	1,084	1,794
Accrued income taxes	606	1,148
Total Current Liabilities	13,479	17,414
Long term debt, net of current portion	2,819	2,110
Deferred income taxes	30	112
Accrued income taxes	1,258	1,188
Long term operating lease liabilities	7,102	7,113
Total Liabilities	24,688	27,937
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,241,066 shares issued; and 18,347,351 shares outstanding	212	212
Additional paid-in capital	17,954	17,766
Retained earnings	84,960	79,444
Less: Treasury Stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS' EQUITY	83,605	77,901
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$108,293	$105,838

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended December 31,
	2020	2019
	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$19,016	$20,045
Service revenues	8,189	5,784
	27,205	25,829
Cost of sales:
Equipment related expenses	14,599	12,602
Service related expenses	1,203	1,100
	15,802	13,702

Gross Profit	11,403	12,127
Research and development	1,884	1,823
Selling, general, and administrative expenses	5,850	6,310
	7,734	8,133
Operating Income	3,669	3,994
Other expense (income):
Interest expense (income), net	3	(9)
Income before Provision for Income Taxes	3,666	4,003
Provision for Income Taxes	469	431
Net Income	$3,197	$3,572

Income per share:
Basic	$0.17	$0.19
Diluted	$0.17	$0.19

Weighted average number of shares outstanding:
Basic	18,347,000	18,478,000
Diluted	18,402,000	18,538,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Six Months ended December 31,
	2020	2019
	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$34,914	$40,966
Service revenues	15,464	11,148
	50,378	52,114
Cost of sales:
Equipment related expenses	25,906	26,240
Service related expenses	2,377	2,229
	28,283	28,469

Gross Profit	22,095	23,645
Research and development	3,773	3,572
Selling, general, and administrative expenses	11,999	12,470
	15,772	16,042
Operating Income	6,323	7,603
Other expense (income):
Interest expense (income), net	9	(2)
Income before Provision for Income Taxes	6,314	7,605
Provision for Income Taxes	798	800
Net Income	$5,516	$6,805

Income per share:
Basic	$0.30	$0.37
Diluted	$0.30	$0.37

Weighted average number of shares outstanding:
Basic	18,347,000	18,478,000
Diluted	18,397,000	18,537,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months ended December 31,
	2020	2019
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,516	$6,805
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	855	744
(Recovery of) provision for doubtful accounts	(130)	39
Deferred income taxes	(82)	491
Stock based compensation expense	189	325
Changes in operating assets and liabilities:
Accounts receivable	1,839	2,833
Inventories	3,719	(7,068)
Prepaid expenses and other current assets	189	218
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	(3,157)	426
Net Cash Provided by Operating Activities	8,938	4,813
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(390)	(1,063)
Net Cash Used in Investing Activities	(390)	(1,063)
Net Change in Cash and Cash Equivalents	8,548	3,750
CASH AND CASH EQUIVALENTS - Beginning	18,248	8,028
CASH AND CASH EQUIVALENTS - Ending	$26,796	$11,778
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$10	$18
Income taxes paid	$1,351	$734

NAPCO SECURITY TECHNOLOGIES, INC.

NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)

(in thousands, except share and per share data)

	3 months ended December 31,		6 months ended December 31,
	2020	2019	2020	2019

Net income (GAAP)	$3,197	$3,572	$5,516	$6,805
Add back provision for income taxes	469	431	798	800
Add back interest and other expense	3	(9)	9	(2)
Operating Income (GAAP)	3,669	3,994	6,323	7,603
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	107	66	213	132
Add back stock-based compensation expense	84	308	189	325
Adjusted non-GAAP operating income	3,860	4,368	6,725	8,060
Add back depreciation and other amortization	321	313	642	612
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$4,181	$4,681	$7,367	$8,672

Adjusted EBITDA* per Diluted Share	$0.23	$0.25	$0.40	$0.47
Weighted average number of Diluted Shares outstanding	18,402,000	18,538,000	18,397,000	18,537,000

Contacts:
Patrick McKillop
Director of Investor Relations
NAPCO Security Technologies, Inc.
OP: 800-645-9445 x 374
CP: 516-404-3597
pmckillop@napcosecurity.com